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                                                                   EXHIBIT 10.16





                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                               GENE T. WAGUESPACK

                                       AND

                             THE COASTAL CORPORATION

                              EMPLOYMENT AGREEMENT



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EMPLOYMENT AGREEMENT dated as of January 17, 2000 (the "Agreement") between The
Coastal Corporation, a Delaware corporation ("Company"), and Gene T. Waguespack ("Executive").

WHEREAS, the Company desires to employ Executive upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Company and Executive intend that the Agreement be void ab initio and of no force and effect if neither the transaction contemplated by the Agreement and Plan of Merger, dated as of January 17, 2000 by and among El Paso Energy Corporation, a Delaware corporation, El Paso Merger Company, a Delaware corporation and a wholly owned subsidiary of El Paso Energy Corporation, and The Coastal Corporation, a Delaware corporation (the "Merger Agreement"), nor any Change of Control resulting from the Company's pursuit of the Transaction (either such transaction, the "Transaction"), is consummated;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

1.1 "Accrued Annual Bonus" means the amount of any Annual Bonus earned but not yet paid with respect to the Year ended prior to the Date of Termination.

1.2 "Accrued Base Salary" means the amount of Executive's Base Salary which is accrued but not yet paid as of the Date of Termination.

1.3 "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company. For the purposes of this definition, the term "control" when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.4      "Agreement" - see the recitals to this Agreement.

1.5 "Agreement Date" means the date that is specified in the recitals to this Agreement.

1.6      "Annual Bonus" - see Section 4.2(a).

1.7 "Annualized Total Compensation" means, as of any date, the sum of Executive's (i) Base Salary as of such date and (ii) Target Annual Bonus (in no event shall such Target Annual Bonus be less than the most recently awarded Annual Bonus) applicable to the Year that includes such date.

1.8      "Base Salary" - see Section 4.1.



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1.9      "Beneficiary" - see Section 10.3.

1.10     "Board" means the Board of Directors of the Company.

1.11     (a) "Cause" means any of the following:

                  (i) Executive's conviction of a felony or of a misdemeanor involving fraud, dishonesty or moral turpitude, or

                  (ii) Executive's willful or intentional material breach of this Agreement that results in financial detriment that is material to the Company and its Affiliates taken as a whole.

For purposes of clause (ii) of the preceding sentence, Cause shall not include any one or more of the following:

                  (A)      bad judgment,

                  (B)      negligence,

                  (C) any act or omission that Executive believed in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain therefrom, directly or indirectly, a profit to which he was not legally entitled), or

                  (D) any act or omission of which any member of the Board who is not a party to such act or omission has had actual knowledge for at least 12 months.

         (b) With respect to a termination of employment occurring prior to a Change of Control, "Cause" also means:

                  (i) the willful failure by Executive to substantially perform Executive's duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness) or

                  (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

1.12     "Change of Control" means any of the following events:

         (a) any person or group (as such terms are used in Rule 13d-5 under the Exchange Act and defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary, becomes the beneficial owner of 15% or more of the Common Stock or of securities of the Company that are entitled to vote generally in the election of directors of the Company ("Voting Securities") representing 15% or more of the combined voting power of all Voting Securities of the Company.



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         (b)      individuals who, as of the Agreement Date, constitute the
                  Board (the "Incumbent Directors") cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a director after the Agreement Date whose election or nomination for election by the Company's shareholders was approved by a majority of the members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the directors of the Company (as such terms are used in Rule 14a-1 1 under the Exchange Act), "tender offer" (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below)) shall be deemed to be members of the Incumbent Board; or

         (c) approval by the stockholders of the Company of either of the following:

                  (i) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a "Merger") as a result of which the Persons who were the respective beneficial owners of the outstanding Common Stock and Voting Securities of the Company immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 60% of, respectively, the common stock and the combined voting power of the Voting Securities of the corporation resulting from such Merger in substantially the same proportions as immediately before such Merger, or

                  (ii) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, there shall not be a Change of Control if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change of Control.

1.13 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.14 "Committee" means the Compensation and Executive Development Committee of the Board.

1.15 "Common Stock" means the common stock and Class A common stock of the Company

1.16     "Company" - see the recitals to this Agreement.

1.17 "Date of Termination" means the effective date of a Termination of Employment for any reason, including death or Disability, whether by either of the Company or by Executive.

1.18 "Disability" means a mental or physical condition which, in the opinion of the Board, renders Executive unable or incompetent to carry out the material job responsibilities which such Executive held or the material duties to which Executive was assigned at the time the disability was incurred; which has existed for at least three months, and which in the opinion of a physician mutually agreed upon by the Company and Executive




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         (provided that neither party shall unreasonably withhold this agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months.

1.19     "Employment Period" see Section 3.1.

1.20     "Exchange Act" means the Securities Exchange Act of 1934.

1.21     "Executive"- see the recitals to this Agreement.

1.22     Intentionally omitted.

1.23 "Good Reason" means the occurrence of any one or more of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

         (a) any material breach of this Agreement by the Company, including:

                  (i) the failure of the Company to comply with the provisions of Articles II, III, IV, V, VI or VII of this Agreement;

                  (ii) any material adverse change in the status, responsibilities or perquisites of Executive;

                  (iii)    any material adverse change in Executive's title; or

                  (iv) assignment of duties materially inconsistent with his position and duties described in this Agreement,

         (b) the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement,

         (c) requiring Executive to be principally based at any office or location more than 25 miles from the current offices of the Company in Houston, Texas, or

         (d) the delivery to Executive of a Notice of Consideration pursuant to Section 8.1 (b) if, within a period of 90 days thereafter, the Board fails for any reason to terminate Executive for Cause in compliance with all of the substantive and procedural requirements of Section 8.1.

Any reasonable determination by Executive that any of the foregoing events has occurred and constitutes Good Reason shall be conclusive and binding for all purposes.

1.24     "Including" means including without limitation.

1.25     "Notice of Consideration" - see Section 8.1 (b).

1.26     Intentionally omitted.






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1.27     "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.28 "Prorata Annual Bonus" means (a) the product of the amount of the Target Annual Bonus to which Executive would have been entitled if he had been employed by the Company on the last day of the Year that includes the Date of Termination and if Executive had achieved his Target Annual Goals for such Year, multiplied by (b) a fraction of which the numerator is the numbers of days which have elapsed in such Year through the Date of Termination and the denominator is 365.

1.29     "Replacement Pension Plan" - see Section 7.1.

1.30 "Severance Payment" means the payment of a multiple of Executive's Annualized Total Compensation pursuant to Section 8.3(b) or Section 8.4, as applicable.

1.31     "Severance Period" means 2.99 years.

1.32 "Subsidiary" means, with respect to any Person, (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person, and (b) any partnership in which such Person has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

1.33     "Target Annual Bonus" - see Section 4.2.

1.34     "Target Annual Goal" - see Section 4.2.

1.35 "Termination For Good Reason" means a Termination of Employment by Executive for a Good Reason.

1.36 "Termination of Employment" means a termination by the Company or by Executive of Executive's employment by the Company.

1.37 "Termination Without Cause" means a Termination of Employment by the Company for any reason other than Cause or Executive's death or Disability.

1.38     "Year" means a calendar year period ending on December 31.

                                    ARTICLE 2
                                     DUTIES

2.1 Duties. The Company shall employ Executive during the Employment Period in the position(s) which Executive holds on the Agreement Date. During the Employment Period, Executive shall perform the duties properly assigned to him hereunder, shall




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         devote substantially all of his business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company. During the Employment Period, and excluding any periods of disability, vacation, or sick leave to which Executive is entitled, Executive agrees to devote his full attention and time to the business and affairs of the Company.

2.2 Other Activities. Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement.

                                    ARTICLE 3
                                EMPLOYMENT PERIOD

3.1 Employment Period. Subject to the termination provisions hereinafter provided, the term of Executive's employment under this Agreement (the "Employment Period") shall begin on the Agreement Date and end on the third anniversary of the date of consummation of the Transaction. The employment of Executive by the Company shall not be terminated other than in accordance with Article VIII. Notwithstanding the foregoing, the Agreement shall be void ab initio and of no force and effect if the Merger Agreement is terminated in accordance with its terms and if any Transaction other than the Transaction contemplated by the Merger Agreement is not consummated within six months of the termination of the Merger Agreement in accordance with its terms.

                                    ARTICLE 4
                                  COMPENSATION

4.1 Salary. The Company shall pay Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate no less favorable than the rate in effect on the Agreement Date ("Base Salary"). During the Employment Period, the Base Salary shall be reviewed at least annually by the Committee after consultation with Executive and may from time to time be increased as determined by the Committee. Effective as of the date of any such increase the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement.

4.2      Annual Bonus.

         (a) The Company shall pay to Executive an annual cash bonus ("Annual Bonus") in accordance with the terms hereof for each Year which begins during the Employment Period. Executive shall be eligible for an Annual Bonus pursuant to the Executive Bonus Program of the Company administered by the Committee.

         (b) The Company performance goals are determined annually by the Company. These performance goals are expressed as target performance ("Target Annual Goal"). The level of bonus awarded to the Executive pursuant to the Executive





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                  Bonus Program shall be deter mined by the Committee and will vary based upon the level of Company performance with the target bonus award for attainment of Target Annual Goals (the "Target Annual Bonus").

         (c) In the event that it is necessary to determine the bonus due the Executive for less than a full year, then if the bonus due pursuant to terns of this Agreement is the Target Annual Bonus, the Executive shall be entitled to a bonus equal to the Target Annual Bonus amount pursuant to the Executive Bonus Program of the Company for the preceding Year had the Target Annual Goal been met, regardless of whether such Target Annual Goal was met. In no event shall such Target Annual Bonus be less than the most recently awarded Annual Bonus. The bonus calculated pursuant to this Section 4.2(c) shall be prorated for the portion of the year for which such bonus is due. The Commit tee may increase this amount in its discretion.

         (d) The Company shall pay the entire Annual Bonus that is payable with respect to a Year in a lump-sum cash payment as soon as practicable after the Committee can determine whether and the degree to which Target Annual Goal has been achieved following the close of such Year. Any such Annual Bonus shall in any event be paid within 120 days after the end of the Year.

                                    ARTICLE 5
                            STOCK OPTIONS AND GRANTS

5.1 Participation. The Executive shall be eligible to participate in stock option plans and similar programs offered by the Company to its key employees.

5.2 Terms and Conditions of Options. The terms and conditions of the programs discussed in Section 5.1 shall be established by the provisions of such programs.

                                    ARTICLE 6
                                 OTHER BENEFITS

6.1 Incentive, Savings and Retirement Plans. In addition to Base Salary and an Annual Bonus, Executive shall be entitled to participate during the Employment Period in all incentive, savings and (except as otherwise provided in Section 7.3) retirement plans, practices, policies and programs that are from time to time applicable to other senior executives of the Company.

6.2 Welfare Benefits. During the Employment Period, Executive and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) applicable to other senior executives of the Company. After Termination of Employment by reason of a Termination Without Cause or a Termination for Good Reason, the Executive and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices and




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         programs provided by the Company (including medical, prescription and life insurance plans and programs) applicable to other former employees including former senior executives of the Company who retire from the Company at the time of Termination of Employment of the Executive (or if earlier, at the time of a Change of Control) provided that the requirements for the retiree medical program (medical and prescription coverage) and participant contributions for such coverage shall be modified as follows: (a) the requirement to immediately receive monthly retirement income from a pension plan maintained by the Company shall be met if the Executive begins immediately to receive such payments from The Coastal Corporation Replacement Pension Plan and (b) the contribution rate for the Executive and/or his family, as the case may be, for coverage shall be calculated based upon years of service credited for purposes of determining the benefit due from The Coastal Corporation Replacement Pension Plan.

6.3 Fringe Benefits. During the Employment Period, Executive shall be entitled to all fringe benefits that are from time to time available to other senior executives of the Company.

6.4 Vacation. During the Employment Period, Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs applicable to other senior executives of the Company.

6.5 Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by Executive upon the receipt by the Company of accounting in accordance with practices, policies and procedures applicable to other senior executives of the Company.

6.6 Office; Support Staff. During the Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, appropriate to his position and duties under this Agreement.

                                    ARTICLE 7
                         SUPPLEMENTAL RETIREMENT BENEFIT

7.1 Supplemental Retirement Benefit. Executive shall be entitled to a nonqualified supplemental retirement benefit pursuant to The Coastal Corporation Replacement Pension Plan (the "Replacement Pension Plan") provided, however, that the method used to calculate the benefit due the Executive shall be modified as stated in Section 7.2 of this Agreement for determining benefits under the Replacement Pension Plan in the event of a Termination of Employment by reason of his death or Disability, a Termination Without Cause, or a Termination for Good Reason.

7.2      Replacement Pension Plan Benefit Modification. For purposes of Section
         7.1 of this Agreement, the benefit calculation method and the age at which benefit payments may begin under the Replacement Pension Plan shall be modified as follows: (a) the Basic Compensation (as defined in the Replacement Pension Plan) used to determine the five year average for purposes of determining Final Average Earnings (as defined in the Replacement Pension Plan) shall be (i) Base Salary (as defined in this Agreement) in





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         effect on the Date of Termination (reduced, if necessary, to comply with the Replacement Pension Plan limitation of $500,000 as indexed) for 3 of the 5 years, and (ii) Base Salary (as defined in this Agreement) in effect for the two calendar years preceding the Date of Termination (reduced, if necessary, to comply with the Replacement Pension Plan limitation of $500,000 as indexed); provided, however, that if one of such two years is 1998, then Basic Compensation (as defined in the Replacement Pension Plan) shall be used in lieu of Base Salary for such year; and provided, further, that if one of such 2 years is 1997, then Basic Compensation (as defined in the Replacement Pension Plan and modified to insert $500,000 in lieu of $160,000) shall be used in lieu of Base Salary for such year; (b) Years of Service (as defined in the Replacement Pension Plan) shall be increased to include the Severance Period (as defined in this Agreement); and (c) the age of the Executive shall be equal to the sum of his actual age and the Severance Period (as defined in this Agreement).

7.3 Other Supplemental Retirement Benefits. Executive shall not participate in, or be entitled to benefits under, any other supplemental defined benefit retirement plans of the Company which are not qualified under
         Section 401(a) of the Code, except as otherwise provided in writing by the Company.

                                    ARTICLE 8
                              TERMINATION BENEFITS

8.1      Termination for Cause or Other Than for Good Reason etc.

         (a) If the Company terminates Executive's employment for Cause or Executive terminates his employment other than for Good Reason, death or Disability, the Company shall pay to Executive immediately after the Date of Termination an amount equal to the sum of Executive's Accrued Base Salary and Accrued Annual Bonus, and Executive shall not be entitled to receive any Severance Payment.

         (b) Upon and following the occurrence of a Change of Control, the Company may not terminate Executive's employment for Cause unless:

                  (i) no fewer than 60 days prior to the Date of Termination, the Company provides Executive with written notice (the "Notice of Consideration") of its intent to consider termination of Executive's employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration;

                  (ii) for a period of not less than 30 days after the date Notice of Consideration is provided, Executive shall have the opportunity to appear before the Board, with or without legal representation, at Executive's election, to present arguments and evidence on his own behalf; and

                  (iii) following the presentation to the Board as provided in (ii) above or Executive's failure to appear before the Board and date and time specified in the Notice of Consideration (which date shall not be less than 30 days





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                           after the date the Notice of Consideration is
                           provided), Executive may be terminated for Cause only if (x) the Board, by the affirmative vote of all of its members (excluding Executive if he is a member of the Board, and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate Executive for Cause), determines that the actions or inactions of Executive specified in the Notice of Termination occurred, that such actions or inactions constitute Cause, and that Executive's employment should accordingly be terminated for Cause; and (y) the Board provides Executive with a written determination (a "Notice of Termination for Cause") setting forth in specific detail the basis of such Termination of Employment, which Notice of Termination for Cause shall be consistent with the reasons set forth in the Notice of Consideration.

Unless the Company establishes both (i) its full compliance with the substantive and procedural requirements of this Section 8.1 prior to a Termination of Employment for Cause, and (ii) that Executive's action or inaction specified in the Notice of Termination for Cause did occur and constituted Cause, any Termination of Employment shall be deemed a Termination Without Cause for all purposes of this Agreement.

         (c) With respect to a termination of employment upon or following a Change of Control, after providing a Notice of Consideration pursuant to the provisions of Section 8.1 (b), the Board may, by the affirmative vote of all of its members (excluding for this purpose Executive if he is a member of the Board, and any other member of the Board reason ably believed by the Board to be involved in the events issuing the Notice of Consideration), suspend Executive with pay until a final determination pursuant to such Section 8.1(b) has been made.

8.2 Termination for Death or Disability. If Executive's employment terminates during the Employment Period due to his death or Disability, the Company shall pay to Executive or his Beneficiaries, as the case may be, immediately after the Date of Termination an amount which is equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus and Prorata Annual Bonus.

8.3 Termination Without Cause or for Good Reason. In the event of a Termination Without Cause or a Termination for Good Reason, Executive shall receive the following:

         (a) immediately after the Date of Termination, a lump-sum amount in immediately available funds equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus and Prorata Annual Bonus;

         (b) immediately after the Date of Termination, a lump-sum amount in immediately available funds equal to the product of 2.99 multiplied by Executive's Annualized Total Compensation;

         (c) immediately after the Date of Termination, a lump-sum amount in immediately available funds equal to the total amount (if any) of Executive's unvested benefits





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                  (excluding equity and equity-based benefits) under any plan or program sponsored by the Company which is forfeited on account of Executive's employment being terminated; and

         (d) the continuation of the benefits (or, if such benefits are not available, the after-tax economic equivalent thereof) specified in Sections 6.1, 6.2 and 6.3, at the level provided to other senior executives of the Company, for the entire duration of the Severance Period or, at the election of Executive, an immediate lump-sum cash payment equal to the value of such benefits; provided that with respect to any benefit to be provided on an insured basis, such value shall be the present value of the premiums expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected net cost to the Company of providing such benefits.

8.4 Other Termination Benefits. In addition to any amounts or benefits payable upon a Termination of Employment hereunder, Executive shall, except as otherwise specifically provided herein, be entitled to any payments or benefits provided hereunder or under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

                                    ARTICLE 9
                              RESTRICTIVE COVENANTS

9.1      Non-Solicitation of Employees: Confidentiality. Non-Competition.

         (a) Executive covenants and agrees that, at no time during the period employed pursuant to this Agreement nor during the one-year period immediately following a Termination of Employment by the Company for Cause or by Executive other than for Good Reason, death or Disability, will Executive:

                  (i) directly or indirectly employ or seek to employ any person employed at that time by the Company or any of its Subsidiaries or otherwise encourage or entice any such person to leave such employment;

                  (ii) become employed by, enter into a consulting arrangement with or otherwise agree to perform personal services for a Competitor (as defined in Section 9.1(b));

                  (iii)    acquire an ownership interest in a Competitor, or

                  (iv) solicit any customers or vendors of the Company on behalf of or for the benefit of a Competitor.

         (b) For purposes of this Section, "Competitor" means any Person which sells goods or services which are directly competitive with those sold by a business that (i) is being conducted by the Company or any Subsidiary at the time in question and (ii) was being conducted at the Date of Termination and, for the Company's most recently-completed fiscal year, contributed more than 10% of the Company's





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                  consolidated revenues. Notwithstanding anything to the
                  contrary in this Section, goods or services shall not be deemed to be competitive with those of the Company (A) solely as a result of Executive being employed by or otherwise associated with a business of which a unit is in competition with the Company or any Subsidiary but as to which unit Executive does not have direct or indirect responsibilities for the products or services involved or (B) if the activity contributes less than 10% of the consolidated revenues for the most recently-completed fiscal year of the business by which Executive is employed or with which he is otherwise associated.

         (c) Executive covenants and agrees that at no time during the Employment Period nor at any time following any Termination of Employment will Executive communicate, furnish, divulge or disclose in any manner to any Person any Confidential Information (as defined in Section 9.1 (d)) without the prior express written consent of the Company. After a Termination of Employment, Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge such Confidential Information to anyone other than the Company and its designees.

         (d) For purposes of this Section, "Confidential Information" shall mean financial information about the Company, contract terms with vendors and suppliers, customer and supplier lists and data, trade secrets and such other competitively-sensitive information to which Executive has access as a result of his positions with the Company, except that Confidential Information shall not include any information which was or becomes generally available to the public (i) other than as a result of a wrongful disclosure by Executive, (ii) as a result of disclosure by Executive during the Employment Period which he reasonably and in good faith believes is required by the performance of his duties under this Agreement, or (iii) any information compelled to be disclosed by applicable law or administrative regulation; provided that Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed pursuant to clause (iii) of this sentence as far in advance of its disclosure as is practicable.

9.2 Injunction. Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this
         Article IX, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, Executive agrees that, in addition to other rights that the Company may have, the Company is entitled to an injunction preventing Executive from any breach of this Article IX.

                                   ARTICLE 10
                                  MISCELLANEOUS

10.1 Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim,






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

         right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any Other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as result of Executive's employment by another employer, except that any continued welfare benefits provided for by Section 6.2 shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer.

10.2     Legal Fees: Late Payments.

         (a) All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in negotiating the terms and conditions of this Agreement shall be promptly paid on behalf of, or reimbursed to, Executive by the Company.

         (b) If Executive incurs legal or other fees and expenses in an effort to secure or preserve or establish entitlement to compensation and benefits under this Agreement, the Company shall, regardless of the outcome of such effort, reimburse Executive for such fees and expenses. The Company shall reimburse Executive for such fees and expenses on a monthly basis within 10 days after his request for reimbursement accompanied by evidence that the fees and expenses were incurred. If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by the Company hereunder, and the Company establishes before a court of competent jurisdiction, by clear and convincing evidence, that Executive had no reasonable basis for his claim hereunder, or for his response to the Company's claim hereunder, and acted in bad faith, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim.

         (c) If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest on such amount at a rate equal to (i) the highest rate of interest charged by the Company's principal lender plus 200 basis points, or (ii) in the absence of such a lender, 300 basis points over the prime commercial lending rate announced by Chase Bank of Texas, N.A. on the date such amount is due or, if no such rate shall be announced on such date, the immediately prior date on which Chase Bank of Texas, N.A. announced such a rate; provided, however, that if the interest rate determined in accordance with this Section exceeds the highest legally permissible interest rate, then the interest rate shall the highest legally permissible interest rate.

10.3 Beneficiary. If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a "Beneficiary") designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive's estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Executive,






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

         without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

10.4 Assignment: Successors. The Company may not assign its rights and obligations under this Agreement without the prior written consent of Executive except to a successor of the Company's business which expressly assumes the Company's obligations hereunder in writing. This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Company and the successors and permitted assigns of the Company.

10.5 Nonalienation. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive or a Beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

10.6 Severability. If one or more parts of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

10.7 Captions. The names of the Articles and Sections of this Agreement are for convenience of reference only and do not constitute a part hereof.

10.8 Amendment: Waiver. This Agreement shall not be amended or modified except by written instrument executed by the Company and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof.

10.9 Notices. All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

              If to the Company, to:    The Coastal Corporation
                                        9 Greenway Plaza
                                        Houston, Texas 77046
                                        Attention: Corporate Secretary

and if to Executive, to the most recent address furnished by Executive to the Company. Either party may from time to time designate a new address by notice given in accordance with this Section. Notice shall be effective when actually received by the addressee.




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

10.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.11 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and, except as otherwise provided herein, shall supersede all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.

10.12 Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

10.13 Survival of Executive's Rights. All of Executive's rights hereunder, including his rights to compensation and benefits, and his obligations under Section 9.1 hereof, shall survive the termination of Executive's employment and/or the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on ____________, 2000.

ATTEST :                               THE COASTAL CORPORATION
(Seal)


     /s/ Austin M. O'Toole             By:    /s/ David A. Arledge
-----------------------------------       -------------------------------------
Austin. M. O'Toole                     David A. Arledge
Senior Vice President &                Chairman of the Board, President and
   Corporate Secretary                 Chief Executive Officer



                                          /s/ Gene T. Waguespack
                                       ----------------------------------------
                                       Gene T. Waguespack





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